Exhibit 99.1


       Australian Railroad Group Closes Acquisition of Westrail Freight; Genesee & Wyoming Inc. Completes Private Placement of Convertible Preferred
                                     Stock

          GREENWICH, Conn., December 18/PRNewswire/ -- Genesee & Wyoming Inc. (GWI announced today that its joint venture, Australian Railroad Group Pty Ltd
(ARG), has completed the acquisition of Westrail Freight from the government of Western Australia for approximately $323 million including working capital and acquisition costs. ARG is a joint venture owned 50% by GWI and 50% by Wesfarmers Limited, a public corporation based in Perth, Western Australia. Westrail Freight is composed of the freight operations of the formerly state-owned railroad of Western Australia. To complete the acquisition, GWI contributed Australia Southern Railroad (ASR) to ARG along with GWI's interest in the Asia Pacific Transport Consortium (APTC) -a consortium selected to construct and operate the Alice Springs to Darwin railway line in
the Northern Territory of Australia.   APTC is currently expected to reach
financial close in early 2001.

          ARG is now the largest private rail operator in Australia with its combined freight operations, including those of ASR and Westrail, serving the western half of the Australian continent. For the twelve months ended June 30, 2000, ARG had pro forma revenue of approximately $184 million and pro forma EBITDA of approximately $57 million. ARG has appointed Charles W. Chabot, previously Senior Vice President of ASR, as Chief Executive Officer, and Murray Vitlich, previously General Manager of a major forest products unit of Wesfarmers, as Chief Financial Officer. GWI will account for its 50% ownership in ARG under the equity method of accounting and will therefore be deconsolidating ASR from its consolidated financial statements. GWI's financial results for the fourth quarter of 2000 will include its equity interest in the earnings of ARG and the deconsolidation of ASR for the final 15 days of December 2000.

          In addition to the contribution of ASR and APTC to ARG, GWI contributed $19 million of cash while Wesfarmers contributed $62 million of cash. ARG also received $249 million in acquisition debt and $65 million in construction and working capital facilities from Bank of America and the Australia and New Zealand Banking Group Limited (ANZ), a portion of which was used to refinance approximately $7.0 million in debt at ASR. ARG was advised on the acquisition of Westrail Freight by Credit Suisse First Boston.

          To fund its cash investment in Westrail Freight, GWI also announced today that the Company has completed its previously announced private placement of Convertible Preferred Stock (the Convertible Preferred) with the 1818 Fund III, L.P. (the Fund) managed by Brown Brothers Harriman & Co. GWI exercised its option to fund $20.0 million of a possible $25.0 million in gross proceeds from the Convertible Preferred. The Fund will also receive an option to invest an additional $5.0 million in GWI provided that the Company completes future acquisitions with an aggregate purchase price greater than $25.0 million. The Convertible Preferred has a conversion price of $23.00 per share, a cash coupon of 4.0%, is callable by GWI in four years, and is mandatorily redeemable in eight years. The Convertible Preferred has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or applicable exemption from registration requirements.

          Brown Brothers Harriman & Co. is the oldest and largest private bank in America and is based in New York, New York. The 1818 Funds, a family of private equity partnerships managed by Brown Brothers Harriman, provide growth equity capital to leading entrepreneurial companies.

          Wesfarmers is a public company listed on the Australian Stock Exchange with a market capitalization of approximately $2.0 billion and annual revenues of approximately $1.8 billion. Its major businesses include energy (coal and gas), fertilizers and chemicals, rural merchandising, insurance and financial services, forest products, and transportation. Wesfarmers is based in Perth, Western Australia.

          GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Australia, Mexico and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company today operates in five countries on three continents over 7,700 miles of owned and leased track. It also operates over an additional 2,350 miles under track access arrangements. In October 2000, the Company was ranked 99th on Forbes magazine's list of the 200 best small companies in America.

          This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in relevant markets, and others. We refer you to the documents that Genesee & Wyoming Inc. files from time to time with the Securities and Exchange Commission, such as the Company's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release. All monetary references are in US dollars and are based on current exchange rates.


SOURCE  Genesee & Wyoming Inc.                                 12/18/2000
    /CONTACT: John C. Hellmann, Chief Financial Officer, Genesee & Wyoming Inc., 203-629-3722/
    /Web site:  http://www.gwrr.com/
    (GNWR)